EXHIBIT 12

                             COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES
                                    UNAUDITED

                                                          Fiscal Year Ended September 30
                                                   ---------------------------------------------

                                                     1998     1997     1996     1995      1994
                                                   ---------------------------------------------

EARNINGS:

Income Before Interest Charges and Minority
  Interest in Foreign Subsidiaries (2)             $118,085 $169,783 $159,599 $128,061  $127,885
Allowance for Borrowed Funds Used in Construction       110      346      205      195       209
Federal Income Tax                                   43,626   57,807   55,148   30,522    36,630
State Income Tax                                      6,635    7,067    7,266    4,905     6,309
Deferred Inc. Taxes - Net (3)                       (26,237)   3,800    3,907    8,452     4,853
Investment Tax Credit - Net                            (663)    (665)    (665)    (672)     (682)
Rentals (1)                                           4,672    5,328    5,640    5,422     5,730
                                                   ---------------------------------------------

                                                   $146,228 $243,466 $231,100 $176,885  $180,934
                                                   =============================================

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                          $53,154  $42,131  $40,872  $40,896   $36,699
Interest on Commercial Paper and
   Short-Term Notes Payable                          13,605    8,808    7,872    6,745     5,599
Other Interest (2)                                   16,919    4,502    6,389    4,721     3,361
Rentals (1)                                           4,672    5,328    5,640    5,422     5,730
                                                   ---------------------------------------------

                                                    $88,350  $60,769  $60,773  $57,784   $51,389
                                                   =============================================

RATIO OF EARNINGS TO FIXED CHARGES                     1.66     4.01     3.80     3.06      3.52


Notes:
   (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

   (2) The twelve months ended September 30, 1998 and, fiscal 1997, 1996, 1995 and 1994 reflect the reclassification of $1,716, $1,716, $1,716, $1,716 and $1,674, representing the loss on reacquired debt amortized during each period, from Other Interest Charges to Operation Expense.

   (3) Deferred Income Taxes - Net for fiscal 1998 and 1994 exclude the cumulative effect of changes in accounting.